Exhibit 99.1

The Timken Company
Media Contact: Denise Bowler
Manager — Global Corporate & Financial Communications
Mail Code: GNW-37
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-3485
Facsimile: (330) 471-4118
denise.bowler@timken.com
Investor Contact: Steve Tschiegg
Manager — Investor Relations
Mail Code: GNE-26
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-7446
Facsimile: (330) 471-2797
steve.tschiegg@timken.com
For Additional Information:
www.timken.com/media
www.timken.com/investors
NEWS RELEASE
Timken Company Board Elects John Reilly
As Director
     CANTON, Ohio — July 10, 2006 — The Timken Company’s (NYSE: TKR) board of directors has elected John P. Reilly, non-executive chairman of Exide Technologies, as a director of the company. His election expands the Timken board to 13 directors.
     “Jack Reilly’s success in both industrial and automotive sectors make him a perfect addition to our board. He brings broad vision generated by more than three decades of automotive and industrial experience. Jack has a reputation for impeccable integrity and decisive leadership, and I am very pleased to welcome him to the Timken board,” said Ward J. Timken, Jr., chairman.
     Mr. Reilly has served as non-executive chairman of Exide Technologies since 2004. He previously served as president and CEO of Stant Corporation, chairman, president and CEO of Figgie International, president of Brunswick Corporation and president and CEO of Tenneco Automotive. He also has held leadership positions at Navistar, Mark Body and the former Chrysler Corporation.
     Mr. Reilly serves as a director on the boards of Material Sciences Corporation and Marshfield Door Systems. He has served in the past as a director for four other companies: American Axle, Breed Technology, Aeroquip/Vickers and Brunswick Corporation.

     Mr. Reilly received a bachelor of science degree from Xavier University and an MBA degree from the University of Detroit.
About The Timken Company
     The Timken Company (NYSE: TKR, http://www.timken.com) keeps the world turning with innovative ways to make customers’ products run smoother, faster and more efficiently. Timken’s highly engineered bearings, alloy steels and related products and services turn up everywhere. With operations in 27 countries, sales of $5.2 billion in 2005 and 27,000 employees, Timken is Where You Turn™ for better performance.